                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement          / / Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Brunswick Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5) Total fee paid:
--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
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     (2) Form, schedule or registration statement no.:
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     (3) Filing party:
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     (4) Date filed:
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

                                     [LOGO]

                                                                  March 27, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Brunswick Stockholders to be held on Wednesday, April 26, 1995 at 3:00 P.M. at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois. Brunswick's World Headquarters is on Route 60, just east of the Tri-State Tollway.

     The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

     It is important that your shares be represented at the meeting.

     Therefore, I urge that you MARK, SIGN, DATE and RETURN PROMPTLY the enclosed PROXY in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I am looking forward to seeing you at the meeting.

                                           Sincerely,

                                           [SIG.]

                                           Chairman of the Board

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of Brunswick Corporation will be held at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois, on Wednesday, April 26, 1995 at 3:00 P.M. for the following purposes:

          (1) To elect Directors,

          (2) To ratify the appointment of Arthur Andersen LLP as auditors, and

          (3) To consider such other business as may properly come before the meeting.

     Brunswick stockholders of record at the close of business on February 27, 1995 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,

                                           DIANNE M. YACONETTI
                                           Vice President --
                                           Administration and Secretary

Lake Forest, Illinois
March 27, 1995

                                     [LOGO]

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brunswick Corporation (the "Company") which will be voted at the Annual Meeting of Stockholders to be held on April 26, 1995 and at any adjournment thereof. This statement and form of proxy were first mailed to stockholders on or about March 27, 1995. Any stockholder submitting a proxy may revoke it at any time before it is voted. If a stockholder is participating in the Company's Dividend Reinvestment Plan or Employee Stock Investment Plan, any proxy given by such stockholder will also govern the voting of all shares held for the stockholder's account under those plans, unless contrary instructions are received.

     Only holders of the Company's 95,718,105 shares of Common Stock outstanding as of the close of business on February 27, 1995, the record date, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting. Abstentions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors. Abstentions are the same as a vote against on other matters. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker nonvotes"), those shares will be counted for quorum purposes. The broker nonvotes will not be included in the vote totals for a proposal and therefore will have no effect on the vote for the proposal.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. Directors are required to retire from the Board of Directors no later than the Annual Meeting following their seventieth birthday. Since four directors will reach age 70 within the next 15 months, these directors are being nominated for terms which coincide with their retirement. Four other directors have been nominated for additional terms which result in each class of directors being as equal as possible and which result in the retirement dates for most of these directors being at the end of a three-year term. Accordingly, the Board has nominated (i) Bernd K. Koken, Jay W. Lorsch and Robert N. Rasmus for election as directors to serve one-year terms expiring at the 1996 Annual Meeting, (ii) John P. Diesel and George D. Kennedy for election as directors for terms expiring at the 1997 Annual Meeting, and (iii) Bettye Martin Musham, Jack F. Reichert and Roger W. Schipke for election as directors for terms expiring at the 1998 Annual Meeting. Messrs. Diesel and Kennedy and Ms. Martin Musham previously were elected directors for terms expiring at the 1996 Annual Meeting, and Messrs. Reichert and Schipke previously were elected directors for terms expiring at the 1997 Annual Meeting. Donald E. Guinn has resigned as a director effective April 26, 1995.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named below as directors of the Company, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting. None of the directors and nominees are affiliated with the Company except for Jack F. Reichert, Chairman of the Board, President and Chief Executive Officer of the Company.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 1996 ANNUAL MEETING

BERND K. KOKEN                                               Director since 1988

Chairman of the Board of Abitibi-Price, Inc. ("API"), a producer of newsprint and uncoated groundwood papers and a distributor of computer supplies and accessories, since 1987; Chairman of the Board and Chief Executive Officer of API 1987-1991; President and Chief Executive Officer of API 1985-1989; director of Danzer North America, Inc., Bradford Forest Products, Inc. and David R. Webb Co., Inc.; age 68

JAY W. LORSCH                                                Director since 1983

Louis E. Kirstein Professor of Human Relations, Senior Associate Dean and Chairman of Executive Education Programs, Harvard University Graduate School of Business Administration; director of Sandy Corp.; age 62

ROBERT N. RASMUS                                             Director since 1981

Retired; Chairman of the Board and Chief Executive Officer of Masonite Corporation, a developer, manufacturer and marketer of wood composite materials such as hardboard, particleboard, fiberboard and other wood products, 1982-1986; age 69

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING

JOHN P. DIESEL                                               Director since 1990

Retired; President of Tenneco Inc., a multi-industry firm with major operations and interests in oil, natural gas pipelines, construction and farm equipment, automotive components, chemicals, shipbuilding, packaging, agriculture and land management, 1979-1988; director of Aluminum Company of America; age 68

GEORGE D. KENNEDY                                            Director since 1979

Retired; Chairman of the Board of Mallinckrodt Group Inc. ("Mallinckrodt"), a producer of medical products, specialty chemicals, products for animal health and nutrition, and animal feed supplements, 1986-1994; Chairman of the Board and Chief Executive Officer of Mallinckrodt 1986-1991; President and Chief Executive Officer of Mallinckrodt 1983-1986; director of American National Can Co., Illinois Tool Works, Inc., Kemper Corporation, Kemper National Insurance Co., Scotsman Industries, Inc. and Stone Container Corp.; age 68

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING

BETTYE MARTIN MUSHAM                                         Director since 1993

President and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1977; age 62

JACK F. REICHERT                                             Director since 1977

Chairman of the Board of Brunswick since 1983; Chief Executive Officer of Brunswick since 1982; President of Brunswick 1977-1993 and since 1994; director of The Dial Corp, First Chicago Corporation, and The First National Bank of Chicago; age 64

ROGER W. SCHIPKE                                             Director since 1993

Chairman of the Board and Chief Executive Officer of Sunbeam-Oster Co., a consumer products firm, since 1993; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building 1990-1993; Senior Vice President-Appliances, General Electric Company, a diversified industrial company, 1982-1990; director of Legg-Mason, Inc., Mohawk Industries, Inc. and The Rouse Company; age 58

DIRECTOR CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

MICHAEL J. CALLAHAN                                          Director since 1991

Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals, defense systems, machinery and equipment, since 1994; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992-1994; Executive Vice President -- International Grocery Products of The Quaker Oats Company, an international manufacturer of foods, beverages and pet foods, 1989-1991; age 56

COMMITTEES AND MEETINGS

     The Board of Directors has Executive, Audit, Compensation and Corporate Governance Committees. None of the members of these committees are affiliated with the Company except for Mr. Reichert, who is Chairman of the Executive Committee.

     Members of the Executive Committee are Messrs. Reichert (Chairman), Kennedy, Koken, and Lorsch.

     Members of the Audit Committee are Messrs. Kennedy (Chairman), Callahan, and Guinn, and Ms. Martin Musham.

     Members of the Compensation Committee are Messrs. Koken (Chairman), Diesel, Lorsch, Rasmus and Schipke.

     Members of the Corporate Governance Committee are Messrs. Lorsch (Chairman), Callahan, Guinn, and Rasmus.

     The Audit Committee met five times during 1994. The Audit Committee is responsible for assuring that, in all material respects, management shall cause the Company's financial statements to comply with applicable laws and regulations and to make fair and accurate disclosure of the Company's financial position and its results of operations. The Audit Committee meets from time to time with the Company's financial officers and employees, internal auditors and independent public accountants to review the Company's financial statements and reporting practices, the system of internal accounting controls, and the scope, results and fees associated with services performed by the independent public accountants.

     The Compensation Committee met eight times during 1994. The Compensation Committee administers the CEO Incentive Plan, Brunswick Performance Plan, Strategic Incentive Plan, 1971 Stock Plan, 1991 Stock Plan, 1994 Stock Option Plan for Non-Employee Directors and Supplemental Pension Plan. The Compensation Committee, from time to time, also recommends to the Board of Directors compensation of the officers of the Company, and compensation for members of the Board of Directors and its committees except the Compensation Committee.

     The Corporate Governance Committee was established in 1994 and replaced the Nominating Committee. The Corporate Governance Committee met three times during 1994 and the Nominating Committee met two times during 1994. The Corporate Governance Committee recommends to the Board of Directors nominees for directors of the Company to be elected by the stockholders and evaluates the performance of the Board of Directors and its members. The Corporate Governance Committee also recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and considers and makes recommendations to the Board with regard to increases and decreases in the size of the Board. The Corporate Governance Committee will consider nominees recommended by stockholders for submission to the Board of Directors. Stockholders wishing to recommend nominees should send such recommendations to the Secretary of the Company.

     The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. In addition the By-laws provide a procedure for stockholder nominations. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The notice of nomination shall set forth certain information concerning such stockholder and the stockholder's nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the stockholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The Board of Directors met twelve times during 1994.

DIRECTOR COMPENSATION

     Directors who are not officers are entitled to an annual fee of $25,000 and $1,500 for each Board and Committee meeting attended. The Chairmen of the Audit, Compensation and Corporate Governance Committees each receive an additional $5,000 per annum. Robert N. Rasmus oversees the investments of the Company's retirement plans and is paid $1,500 for each meeting he attends of the Company's Benefits Finance Committee.

     Non-employee directors at the time of each Annual Meeting of Stockholders of the Company will receive options to purchase a number of shares of Common Stock such that the options will have a value of $25,000 using the Black-Scholes pricing model with specified assumptions. The exercise price of the options is 100% of the fair market value of the Common Stock on the date of the award. The options become fully exercisable six months after the date of the award and may be exercised at any time thereafter until the tenth anniversary of the date of the award.

     Any non-employee director with five years or more of service who retires from the Board will be entitled, depending on age and length of service, to receive for the rest of the director's life a retirement benefit equivalent to up to 100% of the annual retainer payable to the director at the time of retirement and to participate in all insurance and benefit programs in effect for incumbent directors from time to time. A director may elect to receive a reduced amount upon retirement and to have a reduced benefit payable to the director's spouse for life after the director's death. These benefits would be the actuarial equivalent of the benefit payable only to the director for life. If a director dies while serving as a director, the director's spouse will be entitled to 50% of the benefit payable to the director at retirement for up to 10 years, depending on age and length of service. In the event of a change in control of the Company (as defined on page 20) each director, subject to obtaining the consent of the Board of Directors, may elect to have the Company pay in a lump sum the present value of the director's retirement benefits, and the Company will be obligated to continue to provide to retired directors insurance and benefit programs equivalent to those provided at the time of the change in control of the Company.

                                  STOCKHOLDERS

     As of February 28, 1995, each director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table:

                                                                   Number of Shares           Percent
                      Name of Individual                          Beneficially Owned            of
                     or Persons in Group                        as of February 28, 1995        Class
------------------------------------------------------------------------------------------------------------
Michael J. Callahan                                                       4,941(1)             *
John P. Diesel                                                            5,214(1)             *
Donald E. Guinn                                                           6,214(1)             *
George D. Kennedy                                                         8,879(1)             *
Bernd K. Koken                                                            6,437(1)             *
Jay W. Lorsch                                                             7,681(1)             *
Bettye Martin Musham                                                      3,500(1)             *
Robert N. Rasmus                                                         14,568(1)             *
Jack F. Reichert                                                        668,158(2)(3)          *
Roger W. Schipke                                                          6,000(1)             *
John M. Charvat                                                         143,947(2)             *
David D. Jones                                                           66,760(2)             *
William J. Barrington                                                    57,292(2)             *
Frederick J. Florjancic, Jr.                                             74,207(2)             *
All directors and executive officers as a group                       1,526,852(1)(2)(3)       1.6 %

  * Less than 1%

(1) Includes 2,500 shares of common stock for each of these directors issuable pursuant to currently exercisable stock options.

(2) Includes the following shares of restricted stock: Messrs. Reichert 82,770 shares, Charvat 44,245 shares, Jones 19,250 shares, Barrington 15,625 shares, Florjancic 18,750 shares, and all executive officers as a group 290,340 shares. Also includes the following shares of common stock issuable pursuant to currently exercisable stock options: Messrs. Reichert 64,570 shares, Charvat 31,505 shares, Jones 18,900 shares, Barrington 17,200 shares, Florjancic 18,000 shares, and all executive officers as a group 271,105 shares.

(3) Includes 30,600 shares held by the Jack F. Reichert Foundation for which Mr. Reichert has shared dispositive power and shared voting power.

     The only stockholders known to the Company to own beneficially more than 5% of the outstanding voting securities of the Company are:

                                                                                     Shares
                                                                                   Beneficially
                                                                                   Owned as of
                                                                                    December           Percent
                                               Name and Address of                     31,               of
        Title of Class                           Beneficial Owner                     1994              Class
------------------------------------------------------------------------------------------------------------
Common Stock                     Barrow, Hanley, Mewhinney & Strauss                7,870,900 (1)        8.2%
                                 280 Crescent Court Street
                                 Dallas, TX 75201
Common Stock                     FMR Corp.                                         10,419,326 (2)       10.8%
                                 82 Devonshire Street
                                 Boston, MA 02109
Common Stock                     Sanford C. Bernstein & Co., Inc.                   6,984,438 (3)        7.3%
                                 One State Street Plaza
                                 New York, NY 10004

--------------------------------------------------------------------------------

(1) Barrow, Hanley, Mewhinney & Strauss has sole voting power for 2,577,300 of these shares, shared voting power for 5,293,600 of these shares and sole dispositive power for all of these shares.

(2) FMR Corp. has sole voting power for 20,193 of these shares and sole dispositive power for all of these shares. Fidelity Management & Research Company also is the beneficial owner of 10,382,233 of these shares. Fidelity Magellan Fund also is the beneficial owner of 9,051,700 of these shares. Edward C. Johnson 3d has sole power to dispose of 10,382,233 of these shares.

(3) Sanford C. Bernstein & Co., Inc. has sole voting power for 3,908,337 of these shares and sole dispositive power for all of these shares.

     In addition, Bankmont Financial Corp., 111 West Monroe Street, Chicago, IL 60690, has reported beneficial ownership as of December 31, 1994 of 5,703,948 shares of Common Stock of the Company, representing 6.0% of the outstanding shares, with sole voting power as to all of these shares, sole dispositive power as to 5,703,148 shares, and shared dispositive power as to 800 shares. Bankmont Financial Corp. is the parent holding company of Harris Bankcorp, Inc. These shares include 5,686,044 shares held by Harris Trust and Savings Bank as Trustee of the Brunswick Employee Stock Ownership Plan, of which 2,569,969 shares have been allocated to participants' accounts. The Trustee votes these allocated and unallocated shares in accordance with instructions received from the participants.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee Directors who are responsible for administering all compensation plans in which the Chairman, President and Chief Executive Officer, and the Senior Executives of the Company participate. "Senior Executives" include the Executive Vice President, all Division Presidents and the five most Senior Corporate Executives in the Company.

EXECUTIVE COMPENSATION PLANS

     We welcome the opportunity to share with our stockholders the details of our executive compensation plans and the philosophy which has been followed in developing these plans.

     The purpose of the plans is to attract and retain outstanding key employees, to encourage an ownership commitment by those employees through grants of stock and/or options, to recognize past performance and to motivate employees by providing incentives for the successful implementation of the Company's strategic thrusts.

     The plans have been designed to place a significant amount of compensation at risk by first setting annual base salaries at levels generally in the middle range of the marketplace for similar positions. Available information on the compensation practices of manufacturing companies with revenues similar to the total Company or the appropriate business unit is used for the purpose of reviewing and establishing salary levels. In addition, similar survey data regarding manufacturers of durable goods and other products is reviewed and compared to data developed internally. Because of their smaller size, the companies included in the peer group index on page 17 are not included in the list of comparable companies for the determination of salary ranges for the Senior Corporate Executives. The total compensation package of each Senior Executive is then developed by including an annual award of stock and stock options as well as opportunities for annual and three-year cash incentives.

     Many of the Company's businesses are extremely sensitive to economic cycles; however, we feel it is important to motivate our Senior Executives and other management employees during all phases of the business cycle. Therefore, the Company challenges its Senior Executives by providing opportunities for annual and three-year cash incentives which may be earned based upon the performance of the Company and/or its businesses. Various performance goals, assigned to maintain an atmosphere of continuous improvement and growth for the future, may be defined in terms of financial results of the Company or the individual business unit, improvements in quality, achievements of targets to improve service to our customers, management development efforts, market share increases or other assigned measurements.

     Participation in the plans varies based upon the levels of responsibility of the Senior Executive and management employees of the Company and its business units. In this way, a greater opportunity for incentive compensation is provided for those employees whose responsibilities are deemed to have the largest impact on the long-term success of the Company. In its administration of the plans the Committee may, from time to time, use judgment and discretion.

     The Company feels strongly that annual grants of stock and/or stock options are an integral part of a Senior Executive's total annual compensation package. It has long been the belief of the Company that Senior Executives who own significant amounts of Company stock are more inclined to focus on its long-term growth, make decisions which are in the best interests of all shareholders and contribute to higher levels of shareholder value.

     Accordingly, during 1993 the Company adopted a formal policy regarding Executive Stock Ownership. Under the guidelines, as approved by the Compensation Committee, Senior Executives of the Company are expected to own specific minimum amounts of Company stock depending upon their position, calculated as a multiple of their base salaries, and ranging from 5 times annual salary for the Chairman and Chief Executive Officer to 1.5 times for the Company's Treasurer. In the case of a new hire or promotion to a Senior Executive level, the individual will be expected to reach the targeted amount required under the policy within five years.

     The executive compensation plans include incentives for short and long-term performance, as described below:

     The Brunswick Performance Plan is an annual bonus plan which provides opportunities for cash bonuses to be earned by Senior Executives and other employees of the Company. Under the Plan, bonus pools are generated based upon the achievement of specified annual financial targets and written objectives which are reviewed by the Committee. In 1994, 75% of the bonus was based on pre-tax earnings goals, 10% was based on cash flow targets and the remaining 15% was based on written objectives. Except for extraordinary performance, awards under this Plan to the Executive Vice President range from zero to 80%, and to other Senior Executives range from zero to 60%, of their base salaries in effect at the beginning of the Plan year. Bonuses earned by Senior Executives under the Plan for 1994 were reviewed and approved by the Committee based upon an assessment of performance against assigned goals.

     The Strategic Incentive Plan is a long-term cash bonus plan. Participation includes all Senior Executives and various key management employees who may have a significant impact on the achievement of the Company's strategic goals. The purpose of the Plan is to provide an incentive for the successful implementation of the Company's strategic plan by defining the contribution necessary from each business unit to achieve the plan. Specific written goals to be completed during the three-year performance period of the Plan are submitted to the Compensation Committee. These include, among others, goals related to sales volume, profitability levels, opportunities for growth, global expansion, employee development, improvements in quality and customer satisfaction, market share gains, the generation of cash and cost reduction measures. The goals are specific to each operating unit and in some cases to a specific market, such as international, serviced by the operating unit. Amounts earned under the Plan are based upon the percentage of assigned strategic goals achieved multiplied by the maximum bonus which may be paid to each participant as determined at the beginning of the performance period. Bonuses for Division Presidents are determined by the Compensation Committee by measuring the achievement of goals assigned to their individual business units. Corporate participants will earn bonuses based upon the weighted percentage of the total of all assigned goals achieved multiplied by their maximum potential bonus as determined at the beginning of the performance period. Bonuses for Senior Corporate Executives are approved by the Compensation Committee. Actual bonuses paid under this Plan to a Senior Executive at the end of the three-year performance period will range from zero to 75% of the individual Senior Executive's base salary in effect at the beginning of the performance period. Approximately 135 employees have been designated as participants in the Plan for the 1994-96 performance period. Bonuses earned by Senior Executives under the Plan for the 1992-1994 Performance Period were reviewed and approved by the Compensation Committee.

     Under the terms of the 1991 Stock Plan, shares of restricted stock and/or stock options are granted to Senior Executives and certain management employees. In determining awards of restricted stock and stock options for an individual Senior Executive, the Committee begins with a dollar amount equal to a range of 40% to 60% of the Senior Executives' annual salary. At the time of this calculation, restricted shares are valued at their then fair market value and, for purposes of this calculation, stock options are valued at one-third of the then fair market value of the shares. An assessment of the performance of each individual Senior Executive is completed, after which a final award, expressed as a percentage of salary, is determined. The size of previous awards of stock or stock options made to a Senior Executive is not considered in the final determination. The number of shares of restricted stock and options to be granted is then determined (using a ratio of approximately one-third in restricted stock and two-thirds in options). All awards of restricted stock and stock options granted to Senior Executives are approved by the Compensation Committee.

     For the shares of restricted stock granted in 1994, restrictions will lapse in five years or earlier in the case of normal retirement. Options granted in 1994 have an exercise price equal to the market value of the stock on the date of grant, will vest over three years and are exercisable for a ten-year period. The value to the participant of each stock option depends upon the extent to which the market value of the stock increases over the exercise price. Grants of restricted stock are limited to Senior Executives. In 1994, 364 employees received options under the Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation of the Chief Executive Officer in 1994 consisted of two components: cash, which included his base salary and a bonus earned under the terms of the CEO Incentive Plan, and stock through grants of restricted stock and stock options awarded under the 1991 Stock Plan.

     Mr. Reichert's total compensation package contains both fixed and variable components. The fixed portion of his compensation is comprised of his base salary and the value of restricted stock awarded. This portion represented approximately 51% of his total compensation in 1994. The balance is variable and includes any payments earned under the CEO Incentive Plan, any appreciation in the value of restricted stock during the restricted period, and the value of the stock options granted to him during the year.

     The Board of Directors has adopted a policy to review Mr. Reichert's performance on a semi-annual basis. Each performance evaluation includes a review of the status of his achievement of assigned goals under the CEO Incentive Plan (described below) and an assessment of the state of the Company and its performance.

     The Committee reviews Mr. Reichert's compensation annually and establishes recommendations regarding any changes to his base salary. These recommendations are made to the Board of Directors after considering a number of factors, including available market data and the Committee's assessment of Company performance as compared with its competitors, economic conditions and industry environment. In July, 1994, the Committee discussed the history of Mr. Reichert's compensation including his annual base salary, bonuses paid, and restricted stock and stock options granted. In addition, they considered data presented by an outside consultant to the Committee in formulating their recommendation that Mr. Reichert's annual base salary remain at $735,000.

     The CEO Incentive Plan, a cash bonus plan, provides a format for the assignment of specific goals for the Chief Executive Officer which are designed to create and enhance shareholder value. The Compensation Committee, in conjunction with Mr. Reichert, develops these goals which include various strategic initiatives to be achieved at specified times and which reflect the vision of the Chief Executive Officer as regularly reviewed and approved by the full Board of Directors. These goals may include the continuing identification of new growth opportunities for the Company, succession planning, expansion of the global presence of the Company's product lines and the strengthening of the Company's balance sheet to ensure the future health and well-being of the Company. Mr. Reichert does not participate in either the Brunswick Performance Plan or the Strategic Incentive Plan. Instead, he may earn from zero to 200% of his salary annually under the CEO Incentive Plan, based upon the Committee's assessment of his performance against the goals assigned and other factors.

     For 1994, the Committee recommended, and the Board of Directors approved, based upon its assessment of the level of Mr. Reichert's achievement of his assigned goals, a bonus of $1,000,000 under the Plan, which he elected to defer. In its deliberations, the Committee considered all of the goals which had been assigned to him for 1994 together with the significant improvement in the results of the Company. The most significant of the goals achieved were:

     (i) A goal to reach a Cash Flow Return on Investment ("CFROI") of 11.8% which would have equated to earnings per share of $.95 and a return on equity of 9-10%.

           This goal was far exceeded with earnings per share of $1.35 and CFROI of 14%.

     (ii)  A goal to improve the Company's financial rating with Moody's.

           This goal was accomplished by a change from a rating of P-3 to P-2.

     (iii) A goal to profitably grow the Company internally and/or through acquisition with a focus on the leisure/recreation markets.

           A number of small core acquisitions were made during the year, predominantly to fill niches in various markets not previously served.

     (iv) Other goals which were achieved in 1994 included the design and implementation of a new structure for strategic and business unit reviews by the Board and the completion of a plan to further globalize the Company.

     Under the 1991 Stock Plan, Mr. Reichert may receive grants of restricted stock and/or stock options. The terms of his Employment Agreement with the Company entitle Mr. Reichert independent of the Company's performance to an annual grant of restricted stock with a minimum value equivalent to 75% of his salary. In accordance with the terms of his Agreement in January, 1994, a grant of restricted shares was made to Mr. Reichert which had a value equal to 75% of his salary. In addition, in February, 1994, in recognition of the significant increase in operating earnings from 1992 to 1993, the Compensation Committee also awarded Mr. Reichert an option to purchase 25,000 shares at their then fair market value.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Company has reviewed its executive compensation plans in response to the Omnibus Budget Reconciliation Act of 1993 ("the Act"), which established a million dollar tax deduction limitation in August, 1993 for the taxable year beginning January 1, 1994. The limitation applies to compensation in excess of $1 million paid to any executive who is employed by the Company on December 31 and named in the summary compensation table, with certain exceptions including an exception for compensation based upon objective performance measurements which are administered by a committee of outside directors and approved by stockholders.

     After a detailed review of the provisions of the Act as they pertain to the Plans currently in effect in the Company, the Committee has determined the following:

     (i) Because of the restrictive provisions with respect to discretion in determining Mr. Reichert's bonus under the CEO Incentive Plan, the Company will not submit the Plan to shareholders for approval. The Committee feels that due to the broad scope of his duties and assigned goals, the assessment of the performance of the Chairman and Chief Executive Officer may be in part judgmental and cannot necessarily be measured in finite terms. In addition, Mr. Reichert has the right, under the terms of his Employment Agreement, to elect to defer payment of any portion of a bonus earned under this Plan until after his retirement from the Company when payment of such deferred compensation would not be subject to the tax deduction limitation;

    (ii) As specified in the proposed regulations, in order for compensation attributable to the exercise of stock options to remain deductible, prior to April, 1997, the 1991 Stock Plan will be amended to include a limitation on the number of options which may be granted to any one participant;

   (iii) The provisions in the 1991 Stock Plan which allow the awarding of restricted stock, however, will not be amended. Awards of restricted shares are an integral part of a Senior Executive's compensation package. The Company feels strongly that these grants further align the Senior Executives' interests with those of the shareholders. Therefore, the Company will not attempt to qualify for an exception to the deduction limitation any compensation related to the transfer of restricted stock awarded under the Plan. Further, grants of restricted stock to the Chairman, President and Chief Executive Officer and to the Executive Vice President are, under the provisions of the

         Act, grandfathered and excluded from the limitation because their respective Employment Agreements were in effect prior to February 17, 1993;

    (iv) Because the likelihood of the Company losing a tax deduction due to payments under the Brunswick Performance Plan to covered executives exceeding the million dollar limit appears unlikely at this time, the Company does not currently intend to qualify for an exception to the deduction limitation such compensation resulting from payments made under the Plan. The Chairman, President and Chief Executive Officer does not participate in this Plan; and

     (v) The Company does not intend to submit the Strategic Incentive Plan to shareholders for approval in order to qualify the payments as performance-based compensation. Bonus payments under the Plan are earned by the accomplishment of strategic goals, the assessment of which are partly judgmental rather than being solely formula driven. The Company feels the integrity of this Plan would be compromised by attempting to satisfy the requirements for an exception to the deduction limitation. The Chairman, President and Chief Executive Officer of the Company does not participate in the Strategic Incentive Plan.

     The Company and the Committee will continue to monitor the impact of these Plans with respect to the deduction limitation.

     Submitted by Members of the Compensation Committee of the Board of Directors,

        B. K. Koken, Chairman
        J. P. Diesel
        J. W. Lorsch
        R. N. Rasmus
        R. W. Schipke

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                                                  Compensation
                                                                       -----------------------------------
                                                                               Awards             Payouts
                                                                       -----------------------   ---------
                                           Annual Compensation         Restricted   Securities   Long-Term   All Other
                                     -------------------------------     Stock      Underlying   Incentive    Compen-
        Name/Position         Year    Salary      Bonus       Other     Award(1)     Options      Payouts    sation(2)
---------------------------------------------------------------------------------------------------------------------
Jack F. Reichert/Chairman     1994   $735,000   $1,000,000   $ 7,281    $551,254      25,000     $      0     $69,787
of the Board, President and   1993    717,644      700,000    62,964     268,494      48,450            0      71,247
Chief Executive Officer       1992    700,000      500,000    78,208     194,250      28,000            0      81,597
---------------------------------------------------------------------------------------------------------------------
John M. Charvat/              1994   $484,197   $  200,000   $ 1,197    $283,203           0     $250,000     $48,138
Executive Vice President      1993    472,000      100,000       705     145,053      26,175            0      47,646
                              1992    464,907      150,000       436     111,000      15,800            0      45,996
---------------------------------------------------------------------------------------------------------------------
David D. Jones/President,     1994   $338,384   $  250,000   $ 1,195    $ 90,625      10,000     $200,000     $21,445
Mercury Marine Division       1993    316,041       80,000     1,089      83,125      10,000            0      20,330
                              1992    310,164      135,000       436      62,438       9,900            0      17,510
---------------------------------------------------------------------------------------------------------------------
William J. Barrington/        1994   $313,699   $  180,000   $   901    $ 72,500       8,000     $185,000     $32,182
President,                    1993    300,000       45,000       530      74,812       9,000            0      27,670
Sea Ray Division              1992    287,705       60,000       436      58,969       9,400            0      21,585
---------------------------------------------------------------------------------------------------------------------
Frederick J. Florjancic, Jr./ 1994   $316,301   $  160,000   $ 1,392    $117,812      13,000     $183,000     $11,986
President,                    1993    286,562      200,000       640      70,656       8,500            0      10,961
Brunswick Division            1992    270,615       80,000       436      55,500       9,000            0      11,188
---------------------------------------------------------------------------------------------------------------------

(1) The amounts shown in this column are the value of the restricted shares as of the date of grant. The total number and value of restricted stock holdings as of December 31, 1994 for the named officers are as follows:
    Messrs. Reichert 60,564 shares, $1,143,145; Charvat 32,350 shares, $610,606;
    Jones 14,500 shares, $273,687; Barrington 12,750 shares, $240,656 and
    Florjancic 14,750 shares, $278,406. Dividends are paid quarterly on all shares of restricted stock.

(2) All Other Compensation for 1994 for the named officers is comprised of the following: (i) Company contributions to the Brunswick Retirement Savings Plan for Messrs. Reichert $2,772; Charvat $2,772; Jones $2,772; Barrington $1,880; and Florjancic $2,772; (ii) Company contributions to the Brunswick Employee Stock Ownership Plan for Messrs. Reichert $432; Charvat $432; Jones $432; Barrington $549 and Florjancic $432; (iii) Company contributions to the Sea Ray Employees' Stock Ownership and Profit Sharing Plan for Mr. Barrington of $16,397; and (iv) the term life portion of the premiums plus the present value of the remaining premiums paid for the benefit of the named executives under the Company's split dollar life insurance arrangements, measuring such value by assuming an interest free loan to the named executives until the Company is reimbursed for such remaining premiums: Messrs. Reichert $66,583, Charvat $44,934, Jones $18,241, Barrington $13,356 and Florjancic $8,782.

                             OPTION GRANTS IN 1994

                                        Individual Grants(1)
                           -----------------------------------------------            Potential Realizable
                           Number of   % of Total                                   Value at Assumed Annual
                           Securities  Options                                       Rates of Stock Price
                           Underlying  Granted to                                 Appreciation for Option Term
                           Options     Employees     Exercise   Expiration   -------------------------------------
Name                       Granted     in 1994(2)    Price      Date         0%          5%              10%
------------------------------------------------------------------------------------------------------------------
Jack F. Reichert.........    25,000       3.48%      $20.000      02/08/04    0          $314,447         $796,871
John M. Charvat..........         0         N/A          N/A           N/A   N/A              N/A              N/A
David D. Jones...........    10,000       1.39%       18.125      01/03/04    0           113,987          288,866
William J. Barrington....     8,000       1.11%       18.125      01/03/04    0            91,190          231,093
Frederick J. Florjancic,
  Jr.....................    13,000       1.81%       18.125      01/03/04    0           148,183          375,526
All Shareholders(3)......       N/A         N/A          N/A           N/A    0    $1,093,548,950   $2,771,267,745

(1) Non-qualified stock options were granted at 100% of the closing fair market value on the date of grant with a ten year option term. The options vest in increments of 30%, 30% and 40% on the first three anniversaries of the grant date, or earlier if there is a change in control of the Company. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy the required withholding taxes.

(2) Based on 719,150 options granted to 364 employees during 1994.

(3) The potential realizable values for all shareholders were calculated using the weighted average exercise price of option shares awarded during 1994 and the total outstanding shares of Common Stock on December 31, 1994. At 5% and 10% annual appreciation the value of the Common Stock would be approximately $29.67 per share and $47.25 per share, respectively, at the end of the 10-year period.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                    Number of Securities                        Value of
                              Number of          Underlying the Unexercised             Unexercised, In-the-Money
                               Shares                Options at 12/31/94               Options Held at 12/31/94(1)
                             Acquired on       -------------------------------       -------------------------------
         Executive            Exercise         Exercisable       Unexercisable       Exercisable       Unexercisable
--------------------------------------------------------------------------------------------------------------------
Jack F. Reichert                     0            31,335             70,115           $ 116,704          $ 132,309
John M. Charvat                      0            17,333             24,642              65,069             72,824
David D. Jones                       0             8,940             20,960              36,450             43,050
William J. Barrington                0             8,340             18,060              34,275             38,975
Frederick J. Florjancic,
  Jr.                                0             7,950             22,550              32,737             41,137

(1) Represents the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1994.

                 LONG-TERM INCENTIVE PLAN -- AWARDS DURING 1994

                                                                                                Estimated
                                                                                             Future Payouts
                                                                                             Under Non-Stock
                                                                                               Price-Based
                                                                                                  Plans
                             Name                                Performance Period            Maximum(1)
------------------------------------------------------------------------------------------------------------
John M. Charvat                                                  01/03/94 - 12/31/96            $ 354,000
David D. Jones                                                   01/03/94 - 12/31/96              251,250
William J. Barrington                                            01/03/94 - 12/31/96              234,000
Frederick J. Florjancic, Jr.                                     01/03/94 - 12/31/96              236,250

(1) These amounts are the maximum payments which may be paid if all goals are achieved under the Strategic Incentive Plan, a three-year cash bonus plan in which certain officers and key executives of the Company and its divisions participate.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG BRUNSWICK, S&P 500 INDEX AND PEER GROUP

     MEASUREMENT PERIOD                                        S&P 500
   (FISCAL YEAR COVERED)        BRUNSWICK      PEER GROUP       INDEX
1989                                  100.0          100.0          100.0
1990                                   66.1           62.1           96.9
1991                                  105.9           86.3          126.4
1992                                  127.6           88.2          136.0
1993                                  145.0          107.0          149.8
1994                                  155.7           96.1          151.7

Basis of comparison is a $100 investment at December 31, 1989 in each of Brunswick, the S&P 500 Index and a peer group of three recreation manufacturing companies (Outboard Marine Corporation, Anthony Industries, Inc. and Johnson Worldwide Associates, Inc.) weighted by the beginning of the year market value of each company. All dividends are reinvested.

                                 PENSION PLANS

     The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to the Company's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

Average of the
Three Highest                                                   Retirement Income for
Consecutive Years'                                         Years of Participating Service
Earnings as a                            ---------------------------------------------------------------------
Participant                                  15                 20                 25                  30
--------------------------------------------------------------------------------------------------------------
 $ 300,000                                 $ 99,000           $132,000           $165,000           $  198,000
   600,000                                  198,000            264,000            330,000              396,000
   900,000                                  297,000            396,000            495,000              594,000
 1,300,000                                  429,000            572,000            715,000              858,000
 1,700,000                                  561,000            748,000            935,000            1,122,000

     The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions but excluding bonuses earned under the Strategic Incentive Plan), and age.

     The 1994 earnings used to calculate benefits under the salaried pension plans and the years of service of the officers named in the summary compensation table are: Messrs. Reichert $1,435,020, 30 years; Charvat $583,851, 30 years; Jones $419,827, 13 years; and Florjancic $516,458, 9 years. The foregoing amounts include the annual bonuses paid in 1994 for 1993 performance and differ from the amounts listed in the summary compensation table, which include the annual bonuses paid in 1995 for 1994 performance. Mr. Barrington does not participate in any salaried pension plan.

     If there is a change in control of the Company on or before March 1, 1996 and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of the Company, benefits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of the Company, the participant's pension would not be reduced as a result of early retirement.

                             EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Reichert and Charvat which provide for their employment through September 30, 1995 and August 1, 1995, respectively. The agreements provide for an annual salary of not less than $545,000 for Mr. Reichert and $325,000 for Mr. Charvat, and an annual bonus for Mr. Reichert under the CEO Incentive Plan from zero to 200% of salary based on the accomplishment of specified strategic goals and the Company's overall performance and an annual bonus for Mr. Charvat under the Brunswick Performance Plan from zero to 80% of salary based on the achievement of specified goals. The agreements also provide for an annual award of restricted stock of not less than 75% of salary for Mr. Reichert and 60% of salary for Mr. Charvat. These restricted stock awards are not tied to the Company's performance. The agreements further provide that with some exceptions they shall participate in all benefit plans offered to the Company's Senior Executives, and Mr. Reichert's agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by the Company.

     Mr. Reichert may elect to defer receipt of cash compensation under his agreement. Amounts deferred either will be invested or will accrue interest at the prime rate in effect at the First National Bank of Chicago, and such amounts will be paid to him or his beneficiary in five annual installments following his retirement. Mr. Reichert may also elect to receive the amounts deferred in a lump sum, subject to obtaining the consent of the Compensation Committee. Life insurance of three and one-half times Messrs. Reichert's and Charvat's base salary (less the face amount of any policy released to Mr. Reichert under the Company's Split Dollar Life Insurance Plan) is to be maintained for them while they are employed, and this insurance is to be maintained for Mr. Reichert for 15 years thereafter and for Mr. Charvat until the release date in the policies, which obligations are currently being fulfilled partly through the Split Dollar Life Insurance Plan. If Mr. Reichert's employment terminates at age 65 or later, the Company will provide him with office space and secretarial assistance for five years following his retirement as long as he is a director or a consultant to the Company. Upon termination of employment, Mr. Reichert may elect to receive a lump sum payment of his benefits under the Company's supplemental pension plan, subject to obtaining the consent of the Compensation Committee.

     If Messrs. Reichert's or Charvat's employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Messrs. Reichert or Charvat resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Messrs. Reichert or Charvat that as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by the Company of the agreement, Mr. Reichert's agreement provides that he may elect to receive, and Mr. Charvat's agreement provides that he shall receive, a lump sum payment equal to
(i) his salary for the remainder of the term of the agreement at the rate in effect as of the date of termination, (ii) a bonus of 100% of salary for Mr. Reichert and 44% of salary for Mr. Charvat for each year or portion thereof for the remainder of the term of the agreement and (iii) a restricted stock award of 75% of salary for Mr. Reichert and 60% of salary for Mr. Charvat for each year or portion thereof for the remainder of the term of the agreement. If the lump sum payments are paid to Messrs. Reichert and Charvat, each shall be treated as though he had continued to participate in the Company's incentive compensation and employee benefit plans for the remainder of the term of the agreement, and each will receive a lump sum payment equal to the then present value of the additional pension benefit he would have accrued for the remainder of the term of the agreement. The agreements prohibit competition with the Company by Messrs. Reichert and Charvat during the term of the agreements and for five years thereafter and require confidentiality on the part of Messrs. Reichert and Charvat during and after the term of the agreements.

     Within sixty days after there has been a change in control of the Company, the Company is required under the agreement to pay Mr. Reichert any amount then held for him in a deferred compensation account. Upon Messrs. Reichert's and Charvat's requests after a change in control of the Company, the Company is required under the agreements to pay a lump sum pension payment equal to the present value of benefits accrued under the Company's supplemental pension plan as of the end of the prior year. The definition of a change in control includes
(i) the ownership of 30% or more of the outstanding voting stock of the Company by any person other than an employee benefit plan of the Company, (ii) a tender offer which has not been negotiated and approved by the Board of Directors of the Company for stock of the Company if (a) the offeror owns or has accepted for payment 25% or more of the outstanding voting stock of the Company or (b) the offer remains open three days before its stated termination date and if the offeror could own 50% or more of the outstanding voting stock of the Company as a result of the offer, or (iii) the failure of the Board of Directors' nominees to constitute a majority of the Board of Directors of the Company following a contested election of directors. Messrs. Reichert's and Charvat's agreements also provide that if either is required to pay any excise tax on payments from the Company by reason of Section 4999 of the Internal Revenue Code of 1986, the Company will reimburse him for such excise tax plus any other taxes owed as a result of such reimbursement.

     Messrs. Reichert's and Charvat's agreements provide that either may resign during the six months following a change in control of the Company and elect to receive a lump sum payment equal to (i) his salary for the lesser of two years or the remainder of the term of the agreement at the rate in effect as of the date of termination, (ii) a bonus of 100% of salary for Mr. Reichert and 44% of salary for Mr. Charvat for the lesser of two years or the remainder of the term of the agreement, and (iii) a restricted stock award for the lesser of two years or the remainder of the term of the agreement of 75% of salary for Mr. Reichert and 60% of salary for Mr. Charvat. Also, each would be treated as though he had continued to participate in the Company's incentive compensation and employee benefit plans for such period, and each will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for such period.

     The Company also has employment agreements with Messrs. Jones, Barrington and Florjancic, and certain other officers which provide that after a change in control of the Company each executive will be employed for three years (but not beyond the executive's 65th birthday) during which the executive will be entitled to a salary not less than the executive's annual salary immediately prior to the change in control, with the opportunity for regular increases, and incentive compensation, employee benefits and perquisites equivalent to those provided by the Company to executives with comparable duties, but at least as great as those to which the executive was entitled immediately prior to the change in control. The definition of a change in control in these agreements is the same as the definition in Messrs. Reichert's and

Charvat's agreements described above. Within 60 days after a change in control, the Company is required to pay the executive a lump sum pension payment equal to the present value of benefits accrued under the Company's supplemental pension plan as of the end of the prior year.

     If employment is terminated under any of these agreements before completion of the term of employment for any reason other than death, incapacity or cause, or if an executive resigns following a significant change in the nature or scope of the executive's duties, a reduction in total compensation, a reasonable determination by the executive that as a result of a change in the circumstances affecting the executive's position the executive is unable to exercise the authorities and duties attached to the executive's position, or breach by the Company of the agreement, the executive would be paid a lump sum payment equal to (i) his or her salary for three years at the rate in effect as of the date of termination, (ii) a bonus of 30% of salary for each of the three years, (iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 37.5% of salary for each of the three years, and (iv) a restricted stock award for each of the three years comparable to the executive's most recent restricted stock award. If the executive attains age 65 during such three-year period, all of the foregoing payments will be reduced proportionally. If the lump sum payments are paid, the executive shall be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the three years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for the three years. The agreements prohibit competition with the Company by the executive for one year after termination of employment and require confidentiality on the part of the executive during and after the term of the agreements. The agreements also provide that if any executive is required to pay any excise tax on payments from the Company by reason of Section 4999 of the Internal Revenue Code of 1986, the Company will reimburse the executive for such excise tax plus any other taxes owed as a result of such reimbursement.

     The agreements provide that each executive may resign during the six months following a change in control of the Company and elect to receive a lump sum payment equal to (i) his or her salary for two years at the rate in effect as of the date of termination, (ii) a bonus of 30% of salary for the two years, (iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 37.5% of salary for the two years, and (iv) a restricted stock award for each of the two years comparable to the executive's most recent restricted stock award. Also, the executive would be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the two years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit that would have accrued for the two years. If the executive attains age 65 during such two-year period, all of the foregoing payments will be reduced proportionally.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has appointed Arthur Andersen LLP ("Andersen"), independent public accountants, auditors for the Company and its subsidiaries for the year 1995. The Board of Directors recommends to the stockholders that the appointment of Andersen as auditors for the Company and its subsidiaries be ratified. If the stockholders do not ratify the appointment of Andersen, the selection of auditors will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Andersen are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote FOR the proposal.

                                 OTHER MATTERS

     If any matters other than those referred to in the Notice of Annual Meeting should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may be considered at the Meeting.

     The entire expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, the Company has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by the Company. For its services, Georgeson & Co. will be paid a fee of approximately $9,900.

STOCKHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy for the 1996 Annual Meeting must be received by the Company at its offices at 1 N. Field Ct., Lake Forest, Illinois 60045-4811, Attention: Secretary, no later than November 28, 1995 and must otherwise meet the requirements of those rules.

CONFIDENTIAL VOTING POLICY

     The Board of Directors has a Confidential Voting Policy that all stockholder proxies, ballots and voting materials that identify the votes of specific stockholders shall be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties except in certain limited circumstances.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided.

                                           By order of the Board of Directors,

                                           [SIG]

                                           DIANNE M. YACONETTI
                                           Vice President --
                                           Administration and Secretary

Lake Forest, Illinois
March 27, 1995

--------------------------------------------------------------------------------

     PROXY
     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK
     CORPORATION

         The undersigned hereby appoints J. F. Reichert, W. R. McManaman, and D. M. Yaconetti, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1995 or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

      1. ELECTION OF DIRECTORS            / / FOR the following nominees: J. P.            / / WITHHOLD AUTHORITY to vote for
                                              Diesel, G. D. Kennedy, B. K. Koken, J. W.        all nominees or their alternates
                                              Lorsch, B. Martin Musham, R. N. Rasmus,
                                              J. F. Reichert and R. W. Schipke
                                              (except as marked to the contrary) or
                                              for alternate(s) designated by the
                                              Board of Directors

(Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)

     ---------------------------------------------------------------------

     2. Ratification of Auditors         FOR / /   AGAINST / /   ABSTAIN / /


     3. In their discretion on such other business as may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

        PLEASE MARK, SIGN ON REVERSE SIDE, DATE AND RETURN PROMPTLY IN
                              ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              (Continued from other side)

     Dated                            , 1995


          ------------------------     ------------------------
         (Signature of Stockholder)   (Signature of Stockholder)

     Please sign as your name or names appear
     above, date and mail this proxy promptly in
     the enclosed return envelope. If your stock is
     held in joint tenancy, both joint tenants must
     sign. Executors, administrators, trustees,
     etc. should give full title as such. If
     executed by a corporation, a duly authorized
     officer should sign.
--------------------------------------------------------------------------------

PROXY                                                                   PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            BRUNSWICK CORPORATION

        The undersigned hereby appoints J. F. Reichert, W. R. McManaman, and
D. M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1995 or any adjournment thereof.

        BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING HARRIS TRUST AND SAVINGS BANK (THE "TRUSTEE") TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THE BRUNSWICK EMPLOYEE STOCK OWNERSHIP PLAN. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU DO NOT RETURN THIS FORM BY APRIL 24, 1995, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

    IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.




                            BRUNSWICK CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1. Election of Directors--                                                   For All,
   Nominees: J.P. Diesel, G.D. Kennedy, B.K. Koken,          For   Withheld  Except Vote Withheld for the Nominee(s) Written Below
   J.W. Lorsch, B. Martin Musham, R.N. Rasmus,
   J.F. Reichert and R.W. Schipke.                           / /     / /     / /  _________________________________________________

2. Ratification of Auditors.                                 For  Against  Abstain        3. In their discretion on such other
                                                             / /    / /     / /              business as may properly come
                                                                                             before the meeting.

                                A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                                                          Dated: _____________________________, 1995

                                                                                          __________________________________________
                                                                                          Signature
                                                                                          NOTE: Please sign exactly as name appears
                                                                                          on this proxy, date and mail this proxy
                                                                                          promptly in the enclosed return envelope
                                                                                          so that it is received prior to the
                                                                                          meeting. These confidential voting
                                                                                          instructions will be seen only by
                                                                                          authorized personnel of the Trustee and
                                                                                          its tabulator.

PROXY                                                                   PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            BRUNSWICK CORPORATION

        The undersigned hereby appoints J. F. Reichert, W. R. McManaman, and
D. M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1995 or any adjournment thereof.

        BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING MELLON BANK N.A. (THE "TRUSTEE") TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THE BRUNSWICK RETIREMENT SAVINGS PLANS. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU DO NOT RETURN THIS FORM BY APRIL 24, 1995, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

    IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.




                            BRUNSWICK CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1. Election of Directors--                                                   For All,
   Nominees: J.P. Diesel, G.D. Kennedy, B.K. Koken,          For   Withheld  Except Vote Withheld for the Nominee(s) Written Below
   J.W. Lorsch, B. Martin Musham, R.N. Rasmus,
   J.F. Reichert and R.W. Schipke.                           / /     / /     / /  _________________________________________________

2. Ratification of Auditors.                                 For  Against  Abstain        3. In their discretion on such other
                                                             / /    / /     / /              business as may properly come
                                                                                             before the meeting.

                                A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                                                          Dated: _____________________________, 1995

                                                                                          __________________________________________
                                                                                          Signature
                                                                                          NOTE: Please sign exactly as name appears
                                                                                          on this proxy, date and mail this proxy
                                                                                          promptly in the enclosed return envelope
                                                                                          so that it is received prior to the
                                                                                          meeting. These confidential voting
                                                                                          instructions will be seen only by
                                                                                          authorized personnel of the Trustee and
                                                                                          its tabulator.

PROXY                                                                   PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            BRUNSWICK CORPORATION

        The undersigned hereby appoints J. F. Reichert, W. R. McManaman, and
D. M. Yaconetti, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1995 or any adjournment thereof.

        BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING MELLON BANK N.A. (THE "TRUSTEE") TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN
THE SEA RAY EMPLOYEES' STOCK OWNERSHIP AND PROFIT SHARING PLAN. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU DO NOT RETURN THIS FORM BY APRIL 24, 1995, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

    IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.




                            BRUNSWICK CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

1. Election of Directors--                                                   For All,
   Nominees: J.P. Diesel, G.D. Kennedy, B.K. Koken,          For   Withheld  Except Vote Withheld for the Nominee(s) Written Below
   J.W. Lorsch, B. Martin Musham, R.N. Rasmus,
   J.F. Reichert and R.W. Schipke.                           / /     / /     / /  _________________________________________________

2. Ratification of Auditors.                                 For  Against  Abstain        3. In their discretion on such other
                                                             / /    / /     / /              business as may properly come
                                                                                             before the meeting.

                                A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                                                          Dated: _____________________________, 1995

                                                                                          __________________________________________
                                                                                          Signature
                                                                                          NOTE: Please sign exactly as name appears
                                                                                          on this proxy, date and mail this proxy
                                                                                          promptly in the enclosed return envelope
                                                                                          so that it is received prior to the
                                                                                          meeting. These confidential voting
                                                                                          instructions will be seen only by
                                                                                          authorized personnel of the Trustee and
                                                                                          its tabulator.